Exhibit 10.16

Fred Voccola

Friday, March 08, 2013

Dear Fred:

On behalf of Yodle, Inc. (the “Company” or “Yodle”), I am pleased to offer you a full-time position as General Manager, National Accounts, located in our New York office. This position will report to the CEO, Court Cunningham. We believe that you have the personal and professional qualities that will contribute to Yodle’s continued success. We also believe that Yodle offers a dynamic work environment that will foster your personal growth and professional development. This letter sets forth the terms of the offer, which, if you accept, will govern your employment.

Compensation:

•	Your base salary will be $225,000.00 annually, and will be paid bi-monthly on the 15th and final day of each calendar month of your employment, consistent with the Company’s standard payment practices and by your choice of check or direct deposit. All payments are subject to applicable taxes, withholdings and deductions

•	You are eligible to receive an on-target performance bonus as governed by the Yodle Bonus Plan at the Executive Leadership level. As of the date of this offer letter, the on-target annual performance bonus will be 44.44% of your base salary, which will be prorated based on your start date. Such bonuses are paid semi-annually and are based on your individual performance, your team’s performance and the Company’s performance as reasonably determined by the Company’s Chief Executive Officer and Chief Financial Officer. Such bonuses are also governed by Yodle’s Bonus Plan. To the extent that there is any inconsistency between the terms of this paragraph and the Bonus Plan, the Bonus Plan shall govern. A copy of the 2012 Bonus Plan has been provided as an example. The 2013 Bonus Plan will be available by March 31, 2013.

•	National Incentive: You will also be eligible to participate in a National Incentive Plan. As of the date of this offer letter your on-target annual Incentive under this plan will be $100,000 and will be paid semi-annually. The National Incentive Plan will be based on a combination of business metrics and personal objectives. Yodle reserves the right to change any compensation plan specific to your position at any time.

•	You are exempt from an overtime pay rate under the Executive exemption.

Equity Incentive Plan: Subject to the approval of Yodle’s Board of Directors, you will be granted an option under the Yodle, Inc. 2007 Equity Incentive Plan (the “Plan”) to purchase 600,000 shares of the common stock of the Company at a price equal to fair market value of the common stock (to be determined by the Board of Directors) on your commencement date and that will vest over a period of 48 months, beginning on your grant date, in accordance with the following schedule:

•	1st Anniversary of grant date: 25% of the shares

•	On the 13th month after the grant date and each month thereafter for 36 months: 1/48th of the original number of the shares

•	In the event that the company is acquired AND your employment is terminated either by the acquiring company other than for “Cause”[1] or that you voluntary leave without “Good Reason”[2] your vesting schedule shall accelerate by 1 year, or 25% of your total option grant.

The option shall be subject to all terms, limitations, restrictions and termination provisions set forth in the Plan and in a separate agreement that shall be executed by you to evidence the issuance of the option.

Termination of Employment:

If you accept the Company’s offer of employment, your employment with the Company will be on an “at-will” basis, meaning that you or the Company may terminate the employment relationship at any time, for any reason, with or without cause. You agree to provide one month notice if you choose to resign your employment with the Company. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date. Similarly, the Company will provide you with three months’ notice of its decision to terminate your employment provided you are being terminated without Cause, and provided further that in lieu of such notice it may pay you three (3) months of your base salary then in effect on the date of termination, payable in accordance with the Company’s regular payroll cycle. Any and all benefits will cease immediately upon termination of your employment.

[1]	“Cause” means any of the following: (i) a good faith finding by the Board of Directors of the Company (A) of repeated and willful failure of the Employee after written notice to perform his reasonably assigned duties for the Company where such duties are commensurate with the Employee’s position or to comply with Company policies; or (B) that the Employee has engaged in dishonesty, gross negligence, misconduct, embezzlement, or misappropriation of assets or property (tangible or intangible) of the Company (or an acquiring or succeeding corporation); (ii) the conviction of the Employee of, or the entry of a pleading of guilty by the Employee to, any crime involving moral turpitude or any felony; or (iii) any material breach by the Employee of any agreement to which the Company and the Employee are parties, which breach is not cured (if capable of cure) within 30 days of written notice thereof.
[2]	“Good Reason” means any of the following (i) mutual written agreement by the Employee and the Company that Good Reason exists; (ii) a change by the Company in the location at which the Employee performs his principal duties for the Company as of the date of the Change of Control transaction of more than 30 miles without the prior written consent of the Employee; (iii) a reduction of the Employee’s annual target cash compensation without the prior consent of the Employee (other than in connection with, and substantially proportionate to, reductions by the Company of the annual base compensation of each of its officers and more than 75% of its employees); (iv) a material adverse change in the Employee’s title, authority or duties without the prior consent of the Employee, provided, that after a Change of Control transaction, a change in the Employee’s title, authority or duties shall not constitute Good Reason where the Employee continues to have similar title, authority and duties, albeit as a subsidiary or division of a larger corporation; (v) any material breach by the Company or any successor thereto of any written agreement to which the Employee and the Company are parties, which breach has a direct and material adverse effect on the Employee, and which breach is not cured (if capable of cure) within 30 days of written notice thereof.

Company Benefits: You will be eligible for our comprehensive benefits package on the first of the next month following your date of hire. You must turn in all applicable benefit enrollment forms within 31 days of your start date, counting your first date of employment. As of the date of this offer letter, the Yodle benefits package includes medical, dental, vision, life, accidental death and dismemberment, short term disability and long term disability coverage. You will also be eligible to participate in Yodle’s 401(k) plan on the first of the month following 90 days after your date of hire. Yodle reserves the right to change or discontinue any of its current benefits in the future.

For example, if your date of hire is January 15, 2013, you will be eligible (a) for our comprehensive benefits package on February 1, 2013 and (b) to participate in Yodle’s 401(k) plan on May 1, 2013.

Holidays and Paid Time Off: We believe that our employees have the judgment to know when they need to take a break, tend to personal matters, or spend time away from the office so that they can recharge and have fresh, focused minds both at home and work. Therefore, you will be eligible to participate in Yodle’s flexible Paid Time Off (PTO) plan, in accordance with the Company’s Exempt PTO program. With this program, there are no PTO accruals, balances, or maximums. Performance must be in good standing and there are reasonable limitations to this PTO plan as outlined in the employee handbook. In addition, you will be entitled to ten (10) paid holidays pursuant to Yodle’s Annual Holiday Schedule. Yodle reserves the right to change or discontinue any of its current Paid Time Off or Holiday Schedule policies in the future.

Contingencies: This offer is contingent upon:

•	positive personal and professional references;

•	the positive outcome of a background check that may address one of more of the following areas: education verification, employment verification, criminal record, personal credit history, motor vehicle record;

•	receipt of satisfactory proof that you are lawfully authorized to work in the United States as required by the Immigration Reform and Control Act of 1986;

•	your representation that (i) you are not bound by the terms of any agreement with any previous employer or other party that restricts your performance of your duties with the Company, and (ii) your employment with the Company will not violate any obligations you may have to any such previous employer or other party;

•	your execution on or prior to your first day of employment of the Company’s standard employee agreement(s) regarding confidentiality, non-disclosure, non-competition and non-solicitation;

•	your agreement that you will devote 100% of your professional time, best efforts, skill, knowledge, attention and energies to the Company and to the performance of your duties and responsibilities as an employee of the Company and not engage in any other business activities without prior approval of the your manager; and

•	your agreement to read and comply with the policies set forth in Yodle’s Employee Handbook.

Please note that this letter does not constitute an employment contract and your employment with the Company will be “at-will”, meaning you retain the right to terminate your employment at any time, for any reason, without notice and the Company retains the same right to terminate you at any time, for any reason and without notice. By signing this letter, you acknowledge the terms outlined in this letter and also certify that you are under no legal or contractual obligations that could prevent you from performing any of your responsibilities at Yodle.

This letter sets forth the complete and exclusive agreement between us with respect to the subject matter hereof and supersedes and replaces any and all prior and contemporaneous agreements, communications, and understandings, both written and oral, regarding such subject matter. This letter shall not be amended, altered or changed except by written agreement signed by an authorized representative of Yodle.

It is our desire that you have ample time to consider our offer in relation to other career opportunities you may wish to explore. At the same time, we want to fully consider all of the highly qualified individuals who have expressed interest in Yodle. In that spirit, we are asking that you make your decision regarding this offer no later than Monday, March 11, 2013 (this employment offer will no longer be valid after this date).

To accept this job offer, sign and date this job offer letter where indicated below and sign and date the enclosed Employee Noncompetition, Nonsolicitation and Assignment of Inventions Agreement where indicated.

Your hire date will be the day you begin full time employment. We currently estimate that your start date will be no later than Monday, April 18, 2013. To enable Yodle to verify your identity and eligibility to work in the United States, please bring valid forms of identification on your first day of work.

We at Yodle hope that you’ll accept this job offer and look forward to you coming aboard. You’ll be collaborating with a great team of entrepreneurs in what will be a rewarding and fulfilling experience.

YODLE, INC.

Sign:	/s/ Court Cunningham
Name:	Court Cunningham
Title:	Chief Executive Officer

Accept Job Offer:

By signing and dating this letter below, I, Fred Voccola, accept this job offer from Yodle and agree to the terms of this offer letter:

/s/ Fred Voccola	3/13/13
Signature	Date